Exhibit 99.1

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

CCG INVESTOR RELATIONS

February 12, 2007
9:00 a.m. EST

Coordinator

Good day, ladies and gentlemen, and welcome to the China BAK Battery First-Quarter Earnings conference call.  My name is Gina and I will be your coordinator for today.  At this time, all participants are in a listen-only mode.  We will conduct a question-and-answer session toward the end of the conference.  As a reminder, this conference is being recorded for replay purposes.  Now I would like to turn the presentation over to your host for today’s call, Ms. Elaine Ketchmere, CCG Elite.  You may proceed.

E. Ketchmere

Thanks, Gina.  Good morning, everyone, and thank you for joining us on China BAK Battery’s First-Quarter Fiscal 2007 conference call.  During today’s call, we’ll provide details on the company’s first-quarter earnings as well as provide a corporate update about recent activities.  Today’s call will be limited to one hour.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

With me today on the call is Jim Groh, the company’s U.S.-based representative; and Gerry Pascale, who consults with the company on financial analysis.  Also participating on the call today are China BAK’s Chief Financial Officer, Mr. Han; and Chief Operating Officer and Chief Technology Officer, Dr. Henry Mao.  Both of them will be able to answer questions during the Q&A session.

Our agenda for today is as follows:  Jim Groh will make some opening remarks about the company’s financial results and discuss the company’s performance.  Then Gerry Pascale will report on a detailed financial analysis and make some concluding remarks about China BAK’s business outlook.  Finally, we’ll open the call up to your questions.

Before we get started, I’d like to remind our listeners that our comments today will contain forward-looking statements, and management may make additional forward-looking statements in response to your questions.  Such written and verbal disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

These types of statements and underlying factors are listed in the filings of the Securities and Exchange Commission as well as the news release that was distributed on February 9, 2007.  Our statements on this call are made as of February 12, 2007, and the company undertakes no obligations to update any of the forward-looking statements contained herein, whether as a result of new information, future events, changes in expectations, or otherwise.  With that said, it’s my pleasure to turn the call over to Jim Groh.  Jim?

J. Groh

Thanks, Elaine.  Welcome to everyone on the call this morning.  Let me start by apologizing for the delay in starting this morning.  We had some technical difficulties getting our colleagues from China hooked in.

The first quarter of fiscal 2007 was certainly a challenging one for BAK.  We saw a 65.1% growth in revenues and a 12.2% growth in net income from the first quarter of last year.  Our margins declined from 27.1% in the first quarter of 2006 to 19% in the first quarter of 2007.  There are three primary factors that contributed to this decline, which I will address in turn.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

First, those of you who follow BAK know that our long-term growth strategy is to increase sales to tier-one OEM customers.  Over the last year or so, we have invested a significant amount of capital as well as intellectual and human resources to expand our manufacturing facilities and automate our production lines in order to meet the qualification requirements of tier-one OEM’s.  While sales to OEM customers made an increasing contribution to our overall revenue mix, we have not yet received the volume of business needed to utilize the overhead and other fixed expenses related to this long-term strategy.

We still believe that this strategy will be fruitful, and view it as a strategic investment in our future.  We estimate that the cost of this investment was a $1.2 million reduction in gross profit in the first quarter that took the form of increased manufacturing overheads.

The second factor affecting our gross margins this quarter was higher material costs, which reduced gross profit by about a million dollars.  We believe that this was an industry-wide phenomenon, and as the largest lithium battery cell manufacturer in China as measured by production output, we believe we are able to purchase at the lowest purchase prices available.  That being said, we are in the process of looking for alternative raw material suppliers, to the extent that there are viable alternatives available.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

The third factor affecting gross margin was a decline in average cell prices for our Prismatic or mobile phone cells.  We estimate that lower ASP’s – that’s an abbreviation for average sell prices – reduced our gross profit by approximately $2.1 million this quarter.  Our industry is very competitive, and in order to maintain our market share, we have intentionally lowered our average selling prices.  The drop we saw this quarter was not significantly larger than it had been in previous quarters.

In the past, we had been able to neutralize at least in part the impact of lower average selling prices with reductions in product cost.  The difference between our historical track record and our performance this quarter was the effect of higher raw material costs combined with unabsorbed overhead expenses.  Going forward, we will raise prices in situations where we feel it will have a financial benefit.  As our prices are generally favorable compared to Japanese and Korean manufacturers, we believe there may be some room for selective price increases.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

Despite this decline in profitability, we had some positive developments during the quarter.  Our top-line growth was very strong.  Sales of aluminum case cells rose 93.3%, and steel case cells increased 5.7%.  Our polymer sales did extremely well this quarter, with sales of $1.2 million, up 84% from Q4 of fiscal 2006.  Cylindrical sales also continued to ramp up.  Revenue from high-power lithium phosphate sales totaled $6.4 million, representing 15% of revenues this quarter.

We are in the process of construction of our new 30,000-square-meter OEM automated manufacturing facility, which will have a total capacity of 700,000 pieces per day.  We expect it to begin operations in the third quarter of fiscal 2007.  We are confident in our ability to continue to grow this business and utilize this capacity.  Over the last year, we have had a number of new customer wins that have validated our strategy to develop tier-one OEM manufacturing capabilities.  I will discuss recent customer wins in detail a little later in this call.

We remain dedicated to research and development and new product innovation.  We recently announced our intention to build a new R&D facility in Downtown Shenzhen.  In addition, we also announced a plan to build a new facility in Tianjin Beichen high-tech industrial park that will focus on developing applications in light electric vehicles such as electric bicycles, in uninterruptible power supply.  There is also the potential for applications in hybrid electric vehicles.  This is a longer-term strategic initiative, and we do not expect to see any new products until fiscal 2008 at the earliest.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

Let’s turn our attention to some of the recent developments in new customers.  During the quarter we received qualification from and began shipments to three Chinese OEM mobile phone manufacturers.  ZTE is one of the largest mobile phone manufacturers in China.  Chang-Hong is reputed to be one of the largest manufacturers of color television sets in China, and is a recent entrant into mobile phone manufacturing.  And lastly, our new customer, Hisense, is a prominent mobile phone manufacture in China.

We believe that with the addition of these three customers, we are now selling all of what we consider to be the tier-one OEM’s in China, and we believe this progress is worthy of mention.  As many of you know, our plans include selling to the major overseas OEM’s.  Our new OEM-capable production lines have served us well in the China tier-one OEM market, and we are hopeful that our advanced manufacturing capabilities, combined with our low cost structure, will serve us well in competing for the multinational OEM’s.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

We also saw some good progress in customer development in the cylindrical cells for computer laptop batteries.  We had previously announced a company, Shenzhen Foliate, as a customer, and now have added Leilisi, a light electronics manufacturer.  Both of these customers are battery-pack manufacturers who specialize in serving the replacement market with private-label brands of laptop computer batteries.

We expect shipments to these two companies to be substantial.  This is beneficial in two ways:  Besides the obvious benefit of increased sales, the consistent production demands have enabled us to improve our manufacturing process methodologies to optimize yield and increase throughputs.  As many of you know, laptop production capability is relatively new at BAK, and our ability to successfully attract customers was one of our key management initiatives.

Lastly, I’d like to point out some progress in terms of company financings.  During the quarter, we improved our liquidity by arranging for an additional $38.4 million in new long-term credit facilities.  This provides us with the resources we need to complete our prismatic cell lines, purchase equipment, and conduct other business development activities.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

At this point, I’ll turn the call over to Gerry Pascale for a more detailed discussion of our financial results. Gerry?

G. Pascale

Thanks, Jim.  All the numbers that I’ll be reviewing this morning will be stated in U.S. dollars.  I would also like to remind everyone that the company’s fiscal year ends September 30th, and the results we’ll be discussing today are for the quarter ended December 31, 2006.

During the first quarter of fiscal 2007, revenues, operating income and net income increased from the comparable period last year.  We reported revenues of $43.1 million, an increase of 65.1% over first-quarter 2007 revenue of $26.1 million.  Sales of steel case cells increased 5.7%, and aluminum case cells rose 93.3%, despite declines in average selling prices.  Sales of cylindrical cells and polymer cells were 68 and 18 times higher than the first quarter of fiscal 2006.  Revenues from high-powered lithium phosphate batteries totaled $6.4 million, down slightly from the fourth quarter of 2006, due to a slowdown in orders from A123Systems, following product recalls by one of its power tool battery customers.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

Gross profit for the first quarter was $8.2 million, up 15.8% from year-ago results.  Gross margin was 19% in the first quarter, as compared to 27.1% in the year-ago period.  As Jim previously discussed, declining gross margin was due to a combination of lower average selling prices, higher raw material costs, and higher fixed costs from our newly installed production lines.

Operating expenses totaled $4.6 million during the first quarter of fiscal ‘07, up 20.1% from $3.9 million in the first quarter of fiscal year ‘06.  This includes $0.2 million in share-based compensation expenses related to the adoption of SFAS 123R.

Research and development expenses also increased from $0.5 million to $0.6 million during the quarter, primarily due to increased headcount in support of our business development programs for tier-one OEM’s.  general and administrative expenses increased as a result of additional staff, as well as higher depreciation expenses related to the expansion of our industrial park infrastructure and support facilities.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

Operating income for the first quarter of fiscal year ‘07 was $3.6 million, an increase of 10.7% over operating income of $3.2 million reported a year ago.  Operating margin for the first quarter of fiscal year ‘07 was 8.3%, as compared to 12.3% in the first quarter of fiscal year ‘06.  Our net income grew to $3.6 million, an increase of 12.2% over the $3.2 million reported in first quarter of fiscal year ‘06.  Diluted earnings per share for the first quarter of fiscal year ‘07 were $0.07 per share, unchanged from the same period of fiscal year ‘06.

Turning to the balance sheet, as of December 31, 2006, we had $25.4 million in cash and our working capital was $19.2 million, reflecting the current ratio of 1.15 to one.  Accounts receivable increased to $67.0 million from $64.3 million at the fourth quarter of our last fiscal year-end.  Day sales outstanding for the quarter ended December 31, 2006, were 142 days.  As in the past, let me provide some more detail here.

Gross accounts receivable were $68.6 million at December 31, 2006, with a reserve of $1.6 million or 2.3% of total receivables, for a net balance of $67.0 million.  There were 54 customers with individual balances of one million dollars or more, comprising 92.9% of the gross accounts receivable.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

Inventories on December 31, 2006, decreased to $43.6 million from $47.4 million on September 30, 2006.  Inventory turns were 3.2 times this quarter, compared to 2.9 times in the fourth quarter of fiscal 2006.  Property, plant and equipment totaled $113.2 million at December 31, 2006.  we had 10,400 employees at the end of the quarter, compared with 8,250 employees a year ago.

Total debt stood at $100 million, and stockholders’ equity totaled $122.6 million.  During the quarter, we entered into new long-term credit facilities totaling $38.4 million.  As of December 31, 2006, we had approximately $117.2 million available under our credit facilities.  With that, I’d like to turn the call back over to Jim who will make some closing remarks.

J. Groh

Thank you, Gerry.  Our performance in the first quarter was not what we hoped it would be.  Although we saw very strong growth in our top line, our profitability declined.  Looking to the remainder of 2007, we expect to see continued pressure on our gross margins.  We’ll attempt to lower raw material costs by leveraging our purchasing power as the largest lithium cell manufacturer in China, to obtain more favorable pricing from our existing suppliers.  We also are going forward with a plan to implement selective price increases.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

We do have some positives going forward that I’d like to reflect on with all of you.  The OEM mobile phone business continues to develop.  It’s only really been a little over 16 to 17 months.  We have established as a company successful customer relationships with what we believe to be every tier-one manufacturer of cell phones in China.  We believe we’ve made a very successful transition from being mainly resident in the aftermarket to being a player in the OEM arena.

We also saw our first big customer wins in the cylindrical laptop computer line, and we expect the laptop business to continue to develop.  We expect that these new customer wins will not only help the top line, but will help with gross margins.  In the near term, we are faced with increased overhead costs and unutilized capacities, as we develop our tier-one OEM business.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

Longer term, as our OEM business increases, the increased volume will absorb the higher fixed costs that we’ve put into place; that is, those associated with the build-out of capabilities, and thus, our margins should improve.  Because tier-one OEM customers require us to have the capabilities in place before they will award us any new business, we felt that the investment in improved manufacturing capabilities and support infrastructure was a very prudent decision, and it will benefit the company and its shareholders over the long term.  We believe that gross margins in the low 20’s are achievable, and we remain confident that the investment in tier-one capabilities will provide an attractive return to our shareholders.  With that, I will open the call to your questions.  Operator?

Coordinator	Thank you. One moment, please. Your first question is from the line of Mark Tobin of Roth Capital Partners. You may proceed.

M. Tobin

Good morning.  Trying to dig a little deeper into gross margins, some of the pricing pressure seems to have been around for a while, and that’s nothing new; and depreciation as a percent of sales to me looked pretty flat year over year.  Can you talk about more the raw materials, if there’s particular items that’s driving these higher costs?  And also product mix.  Was the decrease in the A123 business a driver in these reduced margins?

J. Groh	A bunch of questions there, so let’s take them one at a time. Talk about the material costs, and –

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

(Audio interrupted.)

J. Groh

One of the big things that happened to us – and if you think – the way it had always happened before, and it’s a very astute observation, Mark – prices were declining at about this 5 to 6% rate, and we were actually getting reductions in product costs, both manufacturing overhead as well as material costs, in previous quarters.  And when we kind of add up all of what happened with material costs – and it’s mostly the electrode materials, kind of the core components, the core chemicals and elements of the electrodes – if we add up across all the product lines, that went up about a million dollars.  So instead of going down by four to $5 million, it went up a million dollars, and that swing from improvement to let’s say degradation in cost position was a major contributor.

The increased overheads, and we kind of have this down to a gnat’s eyebrow, of what we put on both in terms of depreciation as well as support infrastructure in terms of engineers, staff, higher-tech maintenance personnel, support personnel for the automated manufacturing lines, as well as some of the –

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

(Audio interrupted.)

J. Groh	As well as – I apologize for that; something’s coming over the line here.

As well as some of the, let’s say, yield to degradation from some of the new processes, all of that contributed to about $1.2 million of increased costs during the quarter.

As far as mix, yes, in general, mix was not as favorable as we’d hoped with the A123, but if we’re drawing the comparison to a year ago, the high-power part of our business was substantially greater than the first quarter of 2006, so in a quarter-to-quarter comparison I don’t think we can make the claim that mix was an issue.

M. Tobin

Can you provide some – maybe it’s just directional or by order of magnitude – the margins you’re seeing in each of the segments?  Are the notebook computer batteries expected to have higher margins than what you’re seeing in mobile handset, in the –

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh

As we’ve been analyzing what’s going on, and as the businesses in the OEM – the overseas OEM and especially in the laptop computer batteries, are kind of new.  We think that that’s a situation that we’ll get more clarity on as we ramp up that business.  In the laptop batteries, there is no doubt – and we did not have a lot of sales this last quarter – but there’s no doubt that our yields and throughput and waste factors are not where we think that they’ll ultimately end up, and right now, actual margins are below where we think that they’ll end up being.

It’s a very common thing as you’re ramping up production, and you might recall 18 months ago as we were ramping production in the mobile phone business, we saw waste get slashed by something like 80% over six quarters.  We’re running pretty high waste in the laptop computer cells right now, and we can find a home for some of that stuff, but it’s at very low prices, and so we see laptop computer cells as being somewhat of a work in progress in terms of margin improvement.

We have not given any guidance or clarity by product line, and that’s just a decision, mostly because we’ve got so many moving parts amongst the different product lines, with new channels, new products and new production capabilities.  We don’t think that we can give the type of crisp clarity that would be expected from us.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

M. Tobin	Okay, thank you. I’ll hop back in the queue.

Coordinator	Your next question comes from the line of Chad McCarty of Institutional Equities. You may proceed.

C. McCarty	Good morning. Looks like we made some progress this quarter, and maybe it was one step forward and two steps back; I’m still trying to get a read on it here.

J. Groh	Chad, I might characterize it as we took one step back to take two steps forward, but I guess it’s half full or half empty.

C. McCarty	Okay, well, we can look at it from that perspective, then. My first question is, where are we on the land use rights?

J. Groh

The land use rights for Shenzhen, we think that that is imminently being wrapped up.  The company does not see that as being any major issue.  We hope to have that fully finalized in the second calendar quarter here.  So within the next three to four months.  But it is all proceeding – there have been no objections raised.  It’s all proceeding procedurally through the bureaucracy, which has to give us approval.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

C. McCarty

Okay.  I mean, are there any hurdles or anything that they need to overcome in order for this to happen, or – because I think on the last call, you said it was really just a matter of formality, and that we just had to wait for some ceremony or something for the handoff.

J. Groh

Yes.  It’s a matter of committee meetings, signing off on papers in these committees, and these governmental planning communities and councils meet periodically and they have to do the signoff.  That’s still what the situation is.  And we talked about it fairly early this morning with the company, and it is just still a matter of formality, and there are no impediments or issues.

C. McCarty

Okay.  You mentioned part of your cost increase was due to $1.2 million increase in overhead expenses.  What level of production do you need to get to to maximize the efficiencies in your production lines?  And –

J. Groh

I think that the long-term view is that – and we’ve put these production lines actually, we’ve located some of the equipment temporarily in the facility where we’re doing the laptop computer production and cell production.  In fact, some of you who have toured the factory have seen the new automated lines.  And the intent with that was to get the capability and the learning curve fully burnt in, as well as we needed to demonstrate our process controls and capabilities to OEM’s so we can go forward with the customer development.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

What we’re ultimately going to do is we’re going to move that equipment and we’re going to locate it at about 200 yards away in what will be an OEM facility, and that will benefit us a few different ways.  When folks who do Six Sigma kind of sourcing audits, they like to audit a facility within four walls and say that everything that happens in production happens here.  So the new OEM building we’re putting up, which will house the equipment that we bought a good bit of and is running now, will give us capacity of 700,000 pieces per day, and that’s ultimately our goal.  That’s ultimately what we’re planning to.  If you take 23 days a month, that would be a pretty good level to run.

C. McCarty	Okay. How many OEM’s do you have right now in production, and how many do you have in testing?

J. Groh	Oh, gosh.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

C. McCarty	For the laptop cells.

J. Groh

In terms of – we added the three – I think we added five.  I mean, it’s between 10 and 20.  I might ask Henry.  I don’t think I’ve got the exact number of OEM’s who are buying our product.  Dr. Mao, could you just give us an estimate of how many OEM’s we are currently serving now?

H. Mao	Hello?

J. Groh	Hello, Henry.

H. Mao	Yes. OEM’s, you’re talking about the cell phone OEM’s?

J. Groh	Yes.

H. Mao	Cell phones, we have all the Chinese tier-one cell phone makers. All of them. Totally, probably 20 OEM’s.

J. Groh	Okay.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

C. McCarty	Okay, and specifically in laptop cells, how many do you have in production and how many in testing?

J. Groh	In laptop cells, the two large customers that are buying large volumes from us now are not OEM’s; they sell to the replacement market. And we—

H. Mao	They are pack makers.

J. Groh	Right, pack makers. We have a number of OEM’s that we’re working with that are looking at both our products, our production capabilities and our facilities. It’s more than one, and it’s less than ten.

C. McCarty

All right.  Then, I’ve just got a couple questions, and one may end up being a follow-up question here.  I was wondering if there’s some way I could get a breakdown on the materials that – the raw materials that go into these batteries, into the cells, and a percentage of the cost that they make up.

J. Groh

Chad, I think that we disclosed that in a previous 10-Q a long time ago, what percent of a cell phone battery lithium cobalt was, and the case and the like.  But we’re not prepared really to do it on this call.  I’ll tell you what:  we’ll certainly take it under advisement, and if it’s something the company wishes to disclose, we will file it as part of an 8-K, so everybody gets to see it.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

C. McCarty

All right.  Then my last question and I’ll get back in the queue here is, how do you expect the Chinese New Year to affect business this year versus last year?  Because I know it occurs at a slightly different time.  Is it going to be about the same?

J. Groh

I think it’s in the same quarter, and in our previous 10-Q, we disclosed some views of seasonality that said that it does have an effect.  But I don’t think we see the Chinese New Year having any greater effect this year than it did the previous year.

C. McCarty	All right, thank you very much. I need to get in touch with you here at some point so I can schedule a trip over to see the plant.

J. Groh

Oh, we hope you do that.  And I’d say to everybody on the call, if you’re going to go to China, the company would be delighted to receive you and show you the facilities.  I haven’t seen one persons who’s seen the facilities who has not been fairly impressed with what the infrastructure is there.  Thank you, Chad.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

C. McCarty	Thank you, Jim.

H. Mao	Thank you.

Coordinator	Your next question comes from the line of Jeff Osher from JMP Asset Management. You may proceed.

J. Osher	I hate, like last call, to be the guy who focuses on a couple of the gritty financial questions, but, two, I guess. What was other income of almost a million dollars?

G. Pascale

Basically, the other income for the most part was made up from a government subsidy that we received in the past quarter.  It was recognition of our contribution to the economic development of the area.

J. Groh	They subsidized part of our expenses for development. It was a grant from a local government agency, and that was about $800,000 of it.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Osher	Okay. Is that one-time in nature?

J. Groh	Yes.

J. Osher

Did you guys back that out of your pro forma number?  It doesn’t matter.  The second question, I guess:  You spent $13.2 million of cash flow for investing, but PP&E was only up $4 million, and D&A combined was $2 million, so where did the other $7.2 million go?

G. Pascale	The big difference in – oh, wait, I’m sorry, in investing –

J. Osher

Yes; you guys spent $13.2 million cash flow from investing, right?  But if I net out your D&A, your PP&E on a gross basis was only up $6 million.  So that leaves $7.2 million that’s unaccounted for on the balance sheet.

J. Groh	Gerry’s looking to pull the number out for you. Just hold on one second. I guess the question is, what did the $13 million that was spent in the first quarter go for.

J. Osher	Well, there has to be a balance sheet item, and I can’t find it, to be honest, guys. Sequentially, that money seemed to evaporate.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh	I’m sure it didn’t evaporate, but –

J. Osher	No, no, no. As you know, Jim, I’m just looking at the financials you guys provided, and I can’t find it on a sequential basis.

J. Groh

I understand.  It didn’t evaporate.  I’ll tell you what:  what I’d rather – Gerry’s trying to get the number together.  What I’d recommend we do is we will, as we did in the last calls, we answered everything, and we will file an 8-K providing an answer to this inquiry.

J. Osher

Guys, this is $7 million.  I mean, I’m just – I appreciate your willingness to file 8-K’s, but if it didn’t go to PP&E, I’m just looking at the asset side of the ledger, I’m not quite sure where it would have gone.

J. Groh	Yes, and we’ve got a million numbers floating around, and what I’d rather do is give you a very firm, accurate answer.

J. Osher	Okay, that’s fair enough.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh	And the way we do that is by filing an 8-K, so everybody gets to see it. Last quarter, we – we’ve always responded to every inquiry that’s been made of us.

J. Osher

No, you guys have been – Jim, you’ve been very good about that.  This number, though, just – as I’m sure you can imagine, probably gives some of your loyal shareholders pause.  So I will, as well as all your shareholders, look forward to that 8-K.

J. Groh	Right.

J. Osher	Thanks.

Coordinator	Your next question is a follow-up question from Mark Tobin of Roth Capital Partners. You may proceed.

M. Tobin

I wanted to follow up on the A123 relationship.  They’ve obviously been making some very good progress in the first quarter.  Have you established a relationship with them beyond the Black & Decker relationship?  I mean, when I compare the revenue that you’ve recognized, about $25 million during the calendar year of ‘06, to the 30 or $40 million in sales that Black & Decker announced on their 36-volt power tool line, it seems like you’re shipping to some product lines other than that, the 36-volt.  Can you add any insight to that?

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh

Mark, as far as other applications or other products, no, we – and we would disclose if it was a material amount.  We haven’t disclosed anything else, or any advancement in terms of products or other applications with A123.

M. Tobin

And I assume you have better visibility with the A123 business than you do with the mobile handset in particular.  Can you comment on how you see the next few quarters playing out for A123?  Do you expect another flat quarter, essentially flat, in the second quarter?

J. Groh

One of the things that we – and I understand why you’re asking; that’s why I’m hesitating.  I’m trying to think of any way we could give you what you’re looking for, with – but I’ll tell you what:  We’ve always kind of shied away from making – because it’s such sensitive customer relationships of what their plans and successes and challenges are, we’ve never really given a forward look on A123, and I just don’t know how we’d do it, given some of the commitments we have from a confidentiality standpoint.  But I understand why you’re asking, because it’s becoming a large part of our business.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

There’s nothing we can say now, because anything we would say, we’d have to do in concert with A123.  But why don’t we take your question under advisement and see if we can’t provide some color; and again, we’d have to do that with filing an 8-K.

M. Tobin

Okay.  And then, on the mobile handset capacity side, you mentioned the 700,000 units a day, which comes to just over 16 million units a month, based on that 23 number.  Just to put that in perspective, is your current capacity right around $30 million still on the units a month on the mobile handset side?

J. Groh	I’ve got it – I can get that for you. You can imagine, I’ve got 9 million pieces of paper. Bear with me, Mark.

M. Tobin	Sure.

J. Groh	Theoretical capacity is about a million a day. Be 23 million a month.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

M. Tobin	That’s current?

J. Groh	Yes, current.

M. Tobin	Okay. And you see yourselves adding another 16 million to that, once this new facility is up and running; at least that’s the potential?

J. Groh	Yes. It won’t be an additional add of 16 million, because some of what’s in this capacity today is equipment that will be moved into the new building.

M. Tobin	Can you give us an idea of what the potential capacity would be once you move that equipment over?

J. Groh

No, because of the equipment that’s running installed today, I don’t really have a view on – it really comes down to, I guess, your bottleneck is equipment, so how much is going to move over into the new facility – I have to tell you what:  I’d be doing a back-of-the-envelope number.  Let us respond to that with a – as part of a post-conference 8-K.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

M. Tobin	Okay. And on the notebook computer side, last quarter you mentioned some constraints associated with a staffing shortage. Have you made some more progress on that?

J. Groh

Yes.  The biggest problem with the – has always been – the big gating item on the cylindrical, on the laptop cells, though, has been customers.  I mean, in the short term, you can say the capacity constraint might have been people, but the business constraint was customers, and I think we’re very pleased with the way the customer development is going, and what our recent demands have been in that business that will show up in this quarter’s sales.

M. Tobin	Okay, thank you.

Coordinator	Your next question is a follow-up question from Chad McCarty of Institutional Equities. You may proceed.

C. McCarty

Well, Jim, it looks like the analysts haven’t wasted any time here.  I’m seeing a downgrade from Roth already this morning.  What kind of progress, going back to the laptop cells, are you making with the tier-one OEM’s?  I’m assuming that you’re pursuing the same marketing strategy with your laptop cells as you are the cell phone battery cells.  What kind of progress are you making towards having tier-one OEM’s?

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh

Let me just articulate the strategy, and then I’ll comment on your question.  The strategy in that business was to enter both channels, was to sell as much as we could as fast as we could, which said that we pursued both major replacement manufacturers as well as OEM’s.  We landed two large replacement manufacturers first.  We have a number of famous-named multinational laptop computer manufacturers who we are working with, have visited our factory, are conducting audits, are evaluating our products.

As you know, I’m not going to mention those because we’re restricted to under the confidentiality agreements we have with them.  I mean, that’s the first thing they do, is they throw a confidentiality agreement at us, because they don’t want their current suppliers to know that they’re having those discussions and plans with us.  So I’m not going to articulate the names.  I’ll tell you that they’re substantial, that they are names you’d all recognize.  And if we were to get all of them, we would be so far under water from a capacity standpoint, that would be a very happy problem.  The sales potential from the number of OEM’s that we’re actively being qualified by is substantial, and Chad, I’m afraid I’ve got to leave it at that; otherwise, we’ll burn the relationship to the ground before we ever get our first order, if we start talking about them.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

C. McCarty	Okay. Can you give us some sort of an idea of when we might see the first large tier-one OEM possibly go into production?

J. Groh

No, we can’t.  That would be a horrible prediction to make, because a lot of times it’s outside of our control.  I mean, we do everything we can to get qualified and move the process along.  What our potential customers decide to do, that’s out of our control.

I will say this:  That in our very detailed reviews of the company, we have sat and said, is there any legitimate reason why these companies shouldn’t buy from us?  And we do believe, whether it’s in the mobile phone tier-one OEM’s or in the laptop computer OEM’s, that the amount of potential economy we offer these folks of very high-quality product as such, that if their CEO’s understood all the potential economic benefit from having us as a vendor, they would all want to do it.  We don’t see any impediment where we fall short of being able to sell them absolute first-class quality product at a price that’s very beneficial to their shareholders.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

So we are very optimistic about it, but in the prediction business in this is—I know one thing:  if we make a prediction, we’re going to be wrong.  We could be predicting too late or we’ll be predicting too early, but we’ll be wrong, because it just doesn’t – it’s an unpredictable part of the business.

C. McCarty

I guess what I’m trying to do is I’m trying to get some sort of an idea of kind of what the process is and how long it takes, from the time that you first initiate discussions with a tier-one OEM about manufacturing cells for them, to the time when you might possibly be able to start actually putting that into production.

J. Groh

Right.  It can be as little as three months, and typically it’s a year-long program.  Of course, we’ve been involved with many of these folks for a while.  But I said it can run a year – it can run longer.  If you have an issue that that particular OEM wants you to address in terms of something that they observe in your manufacturing process, to get them back in your factory might take 90 or 120 days.  Some of these OEM’s have like a cooling-off period.  They will do an evaluation and audit.  If they find something wrong, by policy, they won’t come back for 120 days.  So it varies by OEM, and there’s not a, quote unquote, typical time frame.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

We brought on a lot of guys.  The China OEM’s have been very successful.  The overseas OEM’s are a little tougher to get, but they’re all interested, and well they should be, because we’ll be very beneficial to them from a lot of perspectives.

C. McCarty

Okay.  And then, I heard the last caller, he was asking a question about A123, and I’m sorry, my other line was ringing at the same time, so I didn’t get to hear his question or the answer, and he might have asked this.  But the recall that A123’s customer had during the quarter, do you have any idea what that was related to?

J. Groh

Yes, we sure do.  It had nothing to do with the battery or the cell or the power system.  Our understanding is that it had to do with a guard on the power saw; it was a mechanical issue.  And you might recall some time ago we were talking about this:  the application for this, one of the key ones, was a full-format rotary saw, and we understand that the guard on the saw had a potential safety issue, so they recalled it.  But it had nothing to do with our product or the technology or – had nothing to do with the power system whatsoever.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

C. McCarty

Okay.  Then my last question was, you had said that you thought that margins would probably stabilized in the low 20’s.  I was wondering if you had some sort of an idea of what we can do to get there, and if there’s any sort of a time line that you have in mind of when you think that we can get margins back into the low 20’s.

J. Groh

We’re very hopeful we’re going to show some improvement in gross margins from the second quarter, the quarter we’re in now, from the first quarter.  To get in the low 20’s, I feel that – we are striving to do it this quarter.  It may take as long as the third quarter or fourth quarter to get there, but we are certainly hopeful to do it in the third quarter we’re in.  It’s a matter of price increases with customers.  Those are not always as predictable and manageable, because one thing we have to do is to make sure we don’t blindly raise prices to fix gross margins in one quarter and then find out with market share loss that is devastating to us.  So it’s a very careful process.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

C. McCarty	All right. I guess that’s all the questions I had. I appreciate you taking the time.

J. Groh	Sure. Thank you.

Coordinator	Your next question comes from the line of Wilson Jaegli of South Well Partners. You may proceed.

W. Jaegli

Good morning.  To follow up on Mark Tobin’s questions here on capacity, could you give us an idea of where you stand on utilization by product line?  Capacity utilization by product line?  The company has obviously spent a substantial amount of money in anticipation of ramping revs, and basically I want to get at what’s our capacity for revenues, should we be so lucky that we could fill up capacity here.  So first of all, a way to start at it, can you give me a feel for capacity utilization by product line?

J. Groh	I can give you –

W. Jaegli	I just need some rough answers. I know it’s –

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh

We can give you some ranges.  The thing is, I’m going to talk as of the capacity today, because especially when your – I hope we understand, the bottlenecks move, whether it’s people or whether it’s overtime or whether it’s running extra shifts or whatever –

W. Jaegli	Yes, we all understand that. This is a production business.

J. Groh

Okay, so in the cylindrical business, in the quarter we just finished, we’re running 50 to 60% of what our capacity was.  Polymer is well below capacity, that’s in the 50% range.  In the cell phone business we’re about at 80%, but that’s not the hard-wired capacity; that’s kind of what we have it staffed and manned to do.  So we’ve got all types of ability, if we get the orders, to expand the revenue substantially.

W. Jaegli	On the cell phone side.

J. Groh	On the cell phone side.

W. Jaegli	When you say it’s not hard-wired, what does that mean?

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh

Why it’s so complicated to answer the capacity question, because – do you want the theoretical capacity running seven days, three shifts?  Or do you want what our capacity is, given the people and staffing and the shifts that we have on today?  And so that’s the last number I just gave you.  We’re about at 80% of the mobile phone capacity, given kind of where we’re at today.  But hard-wired is really your manufacturing equipment capacity.  And I think we’ve got higher than I’m reflecting the numbers I just talked about.

W. Jaegli	Okay. So hard-wired obviously gives you substantially more capacity.

J. Groh	Absolutely.

W. Jaegli	Right, so actually, utilization is substantially lower than theoretical capacity right now in cell phones.

J. Groh	In theoretical capacity, right. As opposed to our daily capacity we’ve got now.

W. Jaegli	Right, okay. So that covers laptop, polymers, cell. How about high-powered?

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh

That’s something I’m afraid we’ve got to steer clear of.  We’ve never really released details on that business as a business, and that gets into the commercial relationship with our customers, so – we can make all they want.

W. Jaegli

I think something that might be helpful to put in your 10-K if you talk about capacity and revenue, I know that it assumes – put a lot of assumptions in here, but if you had a realistic capacity of where you stand now on just current ASP’s, what kind of total revenues the company has the potential of generating today.

J. Groh	I think it’s a great idea.

W. Jaegli

Could you put that in – I know you need to throw a range in there to get that, but you know, we need to understand where the company stands.  I mean, there’s been substantial capacity addition here without really operational improvement except kind of a gross top-line number.  And so for those of us who’ve been in the stock for a while, we need to get a better feel for where the potential of the company really lies.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

J. Groh	Right.

W. Jaegli	Okay. If you’d stick that in your 10-K, it would be helpful. Thanks.

J. Groh	Yes, Wilson. We’ll see if we can do that as an 8-K, based on where we’re at right now. And if we spell out all the assumptions, it becomes a lot less confusing.

We’re running now at 10:03, so Operator, I think this will be the last question.

Coordinator	Your last question is from Greg Storbachen, private investor. You may proceed.

G. Storbachen	A question for you: I’ve been reading a lot about thin-film battery technology. My question to you is, from an R&D standpoint, are you guys involved in that technology at all?

J. Groh	Dr. Mao?

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

H. Mao	The thin format of battery, we don’t make it that thin. The thinnest battery we make is about a 3.8 millimeter.

J. Groh	From an R&D standpoint, is it a far leap from what we do today, or is it within what we would consider the general understanding of the technology?

H. Mao	Seems to me is just the thickness. Is that right?

G. Storbachen	My understanding, yes.

H. Mao	Yes. We can make it very thin, but we don’t have a lot of applications. We don’t see many customers ask for that. We can make the battery as thin as about one millimeters. Is a polymer form.

G. Storbachen	Okay.

H. Mao	Even less than, they say, half millimeters is possible too, but there’s not a lot of applications yet.

G. Storbachen	It’s my understanding it’s the wave of the future.

CCG INVESTOR RELATIONS
Moderator:  Crocker Coulson
February 12, 2007/9:00 a.m. EST

H. Mao	Yes. It’s maybe you can use it for, say, credit card or some Smart card. But it’s still a very limited application yet.

G. Storbachen	Thank you, gentlemen.

H. Mao	No problem. Thanks.

J. Groh

Thank you.  Okay.  Thank you all for attending the call and being on with us for an hour and five minutes here.  We appreciate it.  As we said, it was a challenging quarter for us.  We have a number of positive developments, we think, from both a macro and micro standpoint in the business, and we are committed to providing you with the information you need.  So we will get to work on some of the inquiries and file an 8-K so that the information is out there for our shareholder base.  Again, thank you for your time and attention, and we’ll look forward to speaking with you next quarter.  Bye bye.

H. Mao	Thanks. Bye.